PACIFIC LIFE FUND - PL Large-Cap Growth Fund

Report Pursuant to Rule 10f-3

Quarter Ended September 30, 2009


Securities Purchased


(1) Name of Issuer
Talecris Biotherapeutics



(2) Description of Security (name, coupon, maturity, subordination, common stock, etc.)
Talecris Biotherapeutics
Ticker: TLCR,
 Common Stock



(3) Date of Purchase
09/30/2009



(4) Date of Offering
09/30/2009



(5) Unit Price
19.00



(6) Principal Amount of Total Offering
$950,000,000



(7) Underwriting Spread   $ (equity) or % (fixed-income)
$1.045



(8) Names of Syndicate Members
Morgan Stanley, Goldman Sachs & Co, Citi,
J.P. Morgan, Wells Fargo Securities,
Barclays Capital,   UBS Investment Bank



(9) Dollar Amount of Purchase by the Portfolio
$254,600



(10) % of Offering Purchased by Portfolio
0.0003%



(11) % of Offering Purchased by Associated Accounts
0.03%



(12) % of Portfolio Assets Applied to Purchase
0.005%



(13) Name(s) of Syndicate Members (s) from whom Purchased
Morgan Stanley



(14) Name of Affiliated Underwriter
UBS